                                    July 30, 1996


Mr. Bruce Maison
7224 Oakhill Drive
Sylvania, Ohio  43560

Dear Bruce:

    The following sets forth our mutual understanding respecting your employment with Environmental Purification Industries, Inc., a Delaware corporation ("Employer"), and when this letter is signed by you it will constitute an Agreement between Employer and you. For purposes of this Agreement, you are referred to as "Employee". The terms of this Agreement are as follows:

    1.   EMPLOYMENT.

         (a) During the term of this Agreement, or any extension or renewal of this Agreement (all references to the term of this Agreement include any period of extension or renewal), Employee will serve as President and Chief Executive Officer of Employer and will have such responsibilities, duties and authority as are customary of a President and Chief Executive Officer of a Company the size and structure of Employer and Employee will devote his full time and best efforts to his employment and perform diligently such duties as are or may be from time to time required by the Board of Directors of Employer (the "Board"), which duties will be consistent with duties that are customary for a President and Chief Executive Officer. Employee's duties will include, without limitation, the management of sales, inventory and receivables.

         (b) Employee will not, without the prior written consent of Employer, directly or indirectly, during the term of this Agreement, other than in the performance of duties naturally inherent in the business of Employer or any subsidiary of Employer and in furtherance thereof, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise. Such consent will be given provided that the performance of such services does not interfere with the performance of Employee's duties under this Agreement. For purposes of this Agreement, all references to subsidiaries of Employer include subsidiaries now or in the future existing.

         (c) In connection with Employee's employment by Employer, Employee will be based at the principal executive offices of Employer in Toledo, Ohio.


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Mr. Bruce Maison
Page 2


    2. TERM AND POSITIONS. Subject to the provisions for termination contained in paragraph 6, the term of this Agreement will be deemed to have begun on March 1, 1996 and will continue until July 31, 2002. Such term will automatically be extended for one (1) additional year on August 1 of each succeeding calendar year beginning on August 1, 2002 unless (i) this Agreement is terminated as provided in paragraph 6, or (ii) either Employee or Employer gives written notice of termination of this Agreement to the other at least thirty (30) days prior to such date.

    3.   BASE COMPENSATION.

         (a) For all services he may render to Employer and any subsidiary of Employer during the term of this Agreement, Employee will receive a base salary while he is employed under this Agreement at the rate of $131,250 per year, adjusted as set forth in paragraph 3(b) and payable in equal installments consistent with the other salaried employees of Employer. In the event that the Board assigns significant additional responsibilities to Employee, then Employer and Employee will negotiate with respect to an increase in such base salary commensurate with such additional responsibilities.

         (b) Beginning with Employer's fiscal year commencing March 1, 1997, Employee's salary for each fiscal year will be increased by an amount equal to at least five percent of Employee's salary for the prior fiscal year; provided, however, that the Compensation Committee of the Board may specify a lower increase or no increase if Employer did not have pre-tax operating profits (before corporate allocations other than management fees consistent with past practice) of at least 70% of the amount set forth in the Budget (as defined in paragraph 5) for the prior fiscal year as determined by Employer's public accounting firm in accordance with generally accepted accounting principles. In the event of adverse business and industry conditions, the Compensation Committee may decrease Employee's salary; provided, however, that the percentage decrease to Employee's salary will not exceed the percentage decrease to any other executive officer of Employer and provided, further, that the percentage decrease to Employee's salary will not be greater than 10% of Employee's salary for the prior fiscal year.

         (c) During the term of this Agreement, Employee will be entitled to such hospitalization, insurance, disability and retirement plan benefits and such other similar employment privileges and benefits as are afforded generally from time to time to other executives of Employer. During each fiscal year, Employee will be entitled to take four weeks paid vacation. Employee will take his vacation at such times and in such increments as will not be detrimental to the business of Employer.


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Mr. Bruce Maison
Page 3


    4.   DEFERRED COMPENSATION.

         (a) If Employee's employment with Employer (i) has not been terminated on or prior to July 31, 2002, (ii) is terminated due to the death or "permanent disability" (as defined in paragraph 11) of Employee on or prior to July 31, 2002, (iii) is terminated by Employee due to a decrease in his base compensation pursuant to the last sentence of paragraph 3(b), or (iv) is terminated by Employer other than for "cause" (as defined in paragraph 6) on or prior to July 31, 2002, then Employee will be entitled to receive a deferred benefit in an amount equal to $190,000 (the "Deferred Benefit"), payable in 120 successive monthly installments of $1,583.33, without interest, commencing on the first day of the first month following the date of termination of employment.

         (b) In the event of Employee's death while in the employ of Employer or thereafter, but prior to payment in full of the Deferred Benefit, the Employer shall, subject to paragraph 4(d) below, pay the Deferred Benefit (or the remaining unpaid amount thereof, as the case may be) in a lump sum, within 60 days after the date of death, to such beneficiary(s) as shall be designated by the Employee in a notice for that purpose furnished to Employer, but in the absence or failure of such designation, to the Employee's spouse, or in the event the Employee shall have no spouse or in the event the Employee's spouse shall predecease him, to his estate.

         (c) Notwithstanding any other provision in this Agreement, Employer shall not be obligated to pay any part of the Deferred Benefit if the Employee's employment with Employer shall be terminated by reason of a termination for cause pursuant to paragraph 6 or if Employee shall materially breach any of the provisions of this Agreement, including, without limitation, paragraph 8.

         (d) If Employer owns or shall elect to purchase insurance to provide Employer with funds to make any or all of the payments in accordance with this paragraph 4, Employer shall at all times be the sole and complete owner and beneficiary of such insurance, and shall have the unrestricted right to use all amounts and to exercise all options and privileges thereunder without the knowledge or consent of the Employee or any beneficiary of Employee, it being expressly agreed by Employer and Employee that neither the Employee nor any beneficiary of Employee shall have any right, title or interest whatsoever in or to such insurance.

         (e) Employee and any beneficiary of Employee shall rely solely on the unsecured promises of Employer set forth in this paragraph 4 for the payments set forth herein, and nothing in this Agreement shall be construed to give the Employee or any beneficiary of Employee any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by Employer or in which Employer may have any right, title, interest, or claim now or in the future, but Employee


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Mr. Bruce Maison
Page 4


    and any beneficiary of Employee shall have the right to enforce a claim against Employer in the same manner as any unsecured creditor.

    5. BONUS PAYMENTS. Within 60 days after the beginning of each fiscal year, the Compensation Committee of the Board and Employee will agree upon an operating budget for Employer (the "Budget"). After the Compensation Committee and Employee have agreed on the Budget, the Budget will be submitted to the Board for approval. To the extent set forth in the bonus program described on Exhibit "A", Employee will be entitled to receive bonus payments in respect of each fiscal year based upon the performance of Employer for such fiscal year.

    6.   TERMINATION.

         (a) The employment of Employee under this Agreement, and the term of this Agreement, may be terminated by Employer for cause at any time. The term "cause" includes but is not limited to:

           (i) Employee's willful failure or refusal to perform specific directives of the Chairman or the Board which are consistent with his duties under this Agreement; or

          (ii) Substantial underperformance by Employer in any fiscal year in relation to the Budget, provided that such underperformance was not caused by material adverse changes in general business and industry conditions during the course of such fiscal year or by other factors beyond Employee's control; or

         (iii) Employee's fraud, dishonesty, willful misconduct, or gross negligence in the performance of his duties hereunder; or

          (iv) Employee's material breach of any provision of this Agreement.

    Any termination by reason of the foregoing will not be in limitation of any other right or remedy Employer may have under this Agreement or otherwise.

         (b) In the event of termination of this Agreement by Employer pursuant to this paragraph 6, Employee will be entitled to no further salary, bonus payments, additional compensation or other benefits under this Agreement, except for compensation or benefits accrued and earned as of such time.

         (c) In the event that Employee's base compensation is decreased pursuant to the last sentence of paragraph 3(b), Employee may terminate this Agreement.

    7.   REIMBURSEMENT AND RELATED MATTERS.


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Mr. Bruce Maison
Page 5


         (a) Employer will reimburse Employee (or provide him with an expense allowance) for travel, entertainment and other expenses reasonably and necessarily incurred by Employee in the promotion of Employer's business.

         (b) Employer will provide Employee with a suitable current model automobile (similar in quality and value to the 1995 Cadillac SLS currently provided to Employee) purchased or leased by Employer. Employer will pay all maintenance and repair expenses, procure and maintain in force collision, comprehensive and liability insurance coverage, and all operating expenses related to the automobile provided by Employer to Employee.

         (c) Employer will reimburse Employee for all dues and assessments paid by Employee to The Toledo Club during the term of this Agreement up to a maximum of $3,600 per year.

         (d) Employee will be granted a stock option to purchase 130,000 shares of common stock of Employer at an exercise price equal to the per share price of common stock sold in the public offering describe in paragraph 16 and on the terms and conditions set forth in the Stock Option Agreement attached to this Agreement as Exhibit "B".

    8.   COVENANTS AND CONFIDENTIAL INFORMATION.

         (a) Employee agrees that during the term of this Agreement and for a period of one year thereafter (and, as to clause (iv) of this subparagraph (a), at any time after the term of this Agreement) he will not, directly or indirectly, do or suffer any of the following:

           (i) Own, manage, control or participate in the ownership, management or control of, or be employed by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association, or other business entity, or otherwise engage in any business, which is engaged in any manner in, or otherwise competes with, the business of Employer or any of Employer's subsidiaries (as conducted on the date Employee ceases to be employed by Employer in any capacity, including as a consultant) in the United States east of the Mississippi River; provided, however, that the ownership of not more than one percent of the stock of any publicly traded corporation will not be deemed a violation of this covenant;

          (ii) Employ, assist in employing, or otherwise associate in business with any person who is an employee, officer or agent of Employer or any of Employer's subsidiaries;


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Mr. Bruce Maison
Page 6


         (iii) Induce any person who is an employee, officer or agent of Employer or any of Employer's subsidiaries to terminate said relationship; or

          (iv) Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, Employer or any of Employer's subsidiaries, the customer lists, manufacturing methods, product research or engineering data or other trade secrets of Employer or any of Employer's subsidiaries, it being acknowledged by Employee that all such information regarding the business of Employer and Employer's subsidiaries compiled or obtained by, or furnished to, Employee while Employee shall have been employed by or associated with Employer is confidential information and Employer's exclusive property, provided that such information was not already generally known to the public or within the industry.

    Notwithstanding the foregoing, clause (i) above will not apply after Employee's employment with Employer terminates if such termination resulted from (x) a termination by Employer in violation of this Agreement or (y) a termination by Employee of this Agreement due to a decrease in his base compensation pursuant to the last sentence of paragraph 3(b).

         (b) Employee acknowledges that the remedy at law for any breach by him of this paragraph 8 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, Employee agrees that upon adequate proof of Employee's violation of any legally enforceable provision of this paragraph 8, Employer will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this paragraph 8 will be deemed to limit Employer's remedies at law or in equity for any breach by Employee of any of the provisions of this paragraph 8 which may be pursued or availed of by Employer.

         (c) In the event Employee violates any legally enforceable provision of this paragraph 8 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, in such event, such violation will toll the running of such time period from the date of such violation until such violation ceases.

         (D) EMPLOYEE HAS CAREFULLY CONSIDERED THE NATURE AND EXTENT OF THE RESTRICTIONS UPON HIM AND THE RIGHTS AND REMEDIES CONFERRED UPON EMPLOYER UNDER THIS PARAGRAPH 8, AND HEREBY ACKNOWLEDGES AND AGREES THAT THE SAME ARE REASONABLE IN TIME AND TERRITORY, ARE DESIGNED TO ELIMINATE COMPETITION WHICH OTHERWISE WOULD BE UNFAIR TO EMPLOYER, DO NOT STIFLE THE INHERENT SKILL AND EXPERIENCE OF EMPLOYEE, WOULD NOT OPERATE AS A BAR TO EMPLOYEE'S SOLE MEANS OF SUPPORT, ARE FULLY REQUIRED


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Mr. Bruce Maison
Page 7


    TO PROTECT THE LEGITIMATE INTERESTS OF EMPLOYER AND DO NOT CONFER A BENEFIT UPON EMPLOYER DISPROPORTIONATE TO THE DETRIMENT TO EMPLOYEE.

    9. ADDITIONAL SUMS PAYABLE TO EMPLOYEE UPON CHANGE IN CONTROL. If within two (2) years after the date of a Change in Control (as defined below) Employer terminates Employee for any reason other than for "cause" (as defined in Paragraph 6) then Employer agrees to pay Employee, as a bonus, an amount equal to the sum of:

         (a) Three (3) times Employee's salary (as determined in accordance with paragraph 3) at the time Employee is terminated; and

         (b) The balance of all consideration set forth in this Agreement through the then current term of this Agreement.

    For purposes of this Agreement, a "Change in Control" will occur upon a substantial change in control of Employer which includes, without limitation, a transaction pursuant to which shares representing greater than 40% of the voting power of Employer are acquired by a person, entity or group (as such term is used in Rule 13d-5) other than Meridian National Corporation (including by a merger transaction involving Employer).

    10. SEVERABLE PROVISIONS. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction will, nevertheless, be binding and enforceable.

    11. DEATH OR PERMANENT DISABILITY. In the event of Employee's death or permanent disability (as hereinafter defined) occurring during the term of this Agreement, this Agreement will be deemed terminated and he or his estate, as the case may be, will be entitled to no further salary, other compensation or other privileges or benefits hereunder, except as to that portion of any unpaid salary or other benefits accrued and earned by Employee under this Agreement up to and including the day of death or disability. In the event that a bonus payment under paragraph 5 would have been payable if Employee had been employed for the entire fiscal year, then such bonus payment, calculated in accordance with paragraph 5 as if Employee had been employed for the entire year and then prorated through the date of death or disability, will be paid to Employee or his estate, as the case may be. The phrase "permanent disability" will be deemed to occur after 180 days in the aggregate during any consecutive 12 month period, or after 120 consecutive days, during which 180 or 120 days, as the case may be, Employee, by reason of his physical or mental disability or illness, is unable to discharge fully his duties under this Agreement. In the event of permanent disability, the benefits provided under paragraph 3(c) will continue to be provided during the period of disability until termination of this Agreement as provided in this paragraph and the payments under any disability policy provided under paragraph 3(c) will continue until exhausted under the terms of such policy. Upon such termination, Employee will be entitled to continuation of health insurance coverage for a period

Mr. Bruce Maison
Page 8


of 18 months to the extent provided in the Consolidated Omnibus Reconciliation Act of 1985 (COBRA) and Employer will pay the premiums for such coverage for the first 12 months of such period.

    12. BINDING AGREEMENT. The rights and obligations of Employer under this Agreement will inure to the benefit of, and will be binding upon, Employer and its successors and assigns, and the rights and obligations of Employee under this Agreement will inure to the benefit of, and will be binding upon, Employee and his heirs, personal representatives and estate.

    13. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach of this Agreement, will be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in the City of Toledo, Ohio, and judgment upon the award rendered by the Arbitrator or Arbitrators may be entered in any Court having jurisdiction thereof. The Arbitrator or Arbitrators will possess the power to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this paragraph 13 will be construed so as to deny Employer the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Employee of any of his covenants contained in paragraph 8(a).

    14. NOTICES. Any notice to be given under this Agreement must be personally delivered in writing or will be deemed duly given after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to Employer, must be addressed to Employer at its principal place of business, attention: Chairman, and if mailed to Employee, must be addressed to him at his home address last shown on the records of Employer, or at such other address or addresses as either Employer or Employee may in the future designate in writing to the other.

    15. WAIVER. The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy will not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

    16. EFFECTIVE DATE. This Agreement will become effective on the date of the closing of the public offering of shares of common stock of Employer pursuant to an effective registration statement under the Securities Act of 1933, as amended, in connection with the proposed "spin-off" by Meridian National Corporation of the companies that comprise its paint recycling business (the "Effective Date").

    17. MISCELLANEOUS. Except for the Indemnity Agreement dated November 12, 1990 executed by Environmental Purification Industries Company ("EPIC"), National Purification, Inc. and Haden Purification, Inc., this Agreement supersedes all prior employment agreements and


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Mr. Bruce Maison
Page 9


understandings between the parties including, without limitation, the letter agreement dated October 9, 1995, among Employee, EPIC and Meridian Environmental Services, Inc., provided, however, that such prior employment agreements shall not be superseded (i) in the event that the Effective Date does not occur, and
(ii) during the period of time between the date of this Agreement and the Effective Date. No modification, termination or attempted waiver of this Agreement will be valid unless in writing and signed by the party against whom the same is sought to be enforced. This Agreement will be governed by and construed according to the laws of the State of Ohio.

    If the foregoing understanding respecting the Agreement between you and Employer is acceptable to you, please indicate your approval by signing a copy of this letter in the space provided below and return it to me.

                                                Sincerely,

                                                ENVIRONMENTAL PURIFICATION
                                            INDUSTRIES, INC.


                                            By: /s/ Real P. Remillard, Secretary
                                               ----------------------------
                                               Real P. Remillard, Secretary



The terms and provisions of this Agreement are hereby approved and accepted this 30th day of June, 1996.



                                               /s/ Bruce Maison
                                               ----------------------------
                                               Bruce Maison